UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                    6/16/2005
                Date of Report (Date of earliest event reported)

                               SAFECO CORPORATION
               (Exact name of registrant as specified in Charter)

          WASHINGTON               1-6563             91-0742146
       (State or other         (Commission         (IRS Employer
      jurisdiction of           File Number)      Identification No.)
       incorporation)

                     Safeco Plaza, Seattle, Washington    98185
              (Address of principal executive officers) (Zip Code)

                                 (206) 545-5000
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:


|_| Written communications pursuant to Rule 425 under the Securities
    Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange
    Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement


On June 16, 2005, Safeco Corporation entered into a share purchase agreement with James W. Ruddy, who retired on that date after thirty years of service to Safeco, having served as its general counsel since 1989. Under the agreement, if requested by Mr. Ruddy, Safeco agrees to purchase shares of Safeco common stock owned by Mr. Ruddy, including shares he may obtain by exercising stock options. The options may be exercised in a cashless transaction in which the exercise price and taxes will be deducted from the proceeds. The per share purchase price will be the average closing share price of Safeco's common stock for the thirty-day period starting on June 16, 2005.

For all but certain shares issuable upon exercise of incentive stock options, Mr. Ruddy has a three month period from the date of the agreement to request Safeco purchase such shares. Mr. Ruddy may request that Safeco purchase the shares issuable on exercise of his incentive stock options for a period of one year following the date of exercise. The purchase price for the shares issued upon exercise of his incentive stock options will be the closing share price on the date of purchase.

Assuming that Mr. Ruddy exercises all of his 246,839 outstanding stock options for an average exercise price of $34.94 per share and that he also tenders to Safeco the 19,758 shares he currently owns, Safeco's payment to Mr. Ruddy would be approximately $4.3 million (this amount is net an estimated $10.5 million used to pay the option exercise price and withholding taxes, and assumes a purchase price of $55.24).


Item 9.01  Financial Statements and Exhibits

None.


                                    Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          SAFECO CORPORATION
                                          -------------------------------------
                                          Registrant

    Dated:     June 22, 2005
                                          /s/ Stephanie Daley-Watson
                                          -------------------------------------
                                          Stephanie Daley-Watson
                                          Vice President and Secretary